Exhibit 16.1

SCHUMACHER & ASSOCIATES, INC.

Certified Public Accountants

2525 15th Street, Suite 3H

Denver, CO 80211

(303) 480-5037 FAX (303) 379-5394

December 20, 2007

United States Securities and Exchange Commission

Mail Stop 11-3

450 Fifth Street, N. W.

Washington D.C. 20549

Re:	Cornerworld Corporation, formerly Olympic Weddings International, Inc.

Dear Sirs/Madams:

The undersigned Schumacher & Associates, Inc. previously acted as independent accountants to audit the financial statements of Cornerworld Corporation, formerly Olympic Weddings International, Inc. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Cornerworld Corporation’s statements included under Item 4 of its Form 8-K dated December 20, 2007, and we agree with such statements as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

Schumacher & Associates, Inc.